Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS SECOND POSITIVE PHASE 2 STUDY WITH CRx-102

— Achieved Primary Endpoint with Statistically Significant Reduction in C-Reactive Protein
in Human Inflammatory Model—

CAMBRIDGE, MA — May 22, 2006 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced preliminary results of its randomized, blinded, placebo-controlled clinical trial of CRx-102 in patients with periodontitis, a chronic infectious/inflammatory disease associated with elevation of systemic inflammatory markers. This trial was designed to determine how immuno-modulating agents such as CRx-102 would affect various systemic inflammatory markers in individuals with periodontitis. In the primary endpoint of reduction in C-reactive protein (CRP) at day 42, CRx-102 demonstrated a statistically significant 0.65 mg/L decrease (p=0.014) in CRP compared to placebo using a high sensitivity CRP analysis, representing a 16.7% reduction (p=0.023) compared to a 0% reduction with placebo. CRx-102 did not appear to impact the secondary endpoint of periodontal pocket depth reduction. Analysis of the ability of CRx-102 to influence a panel of immuno-modulatory cytokines is ongoing.

CRx-102 contains a low dose of the steroid prednisolone, 3mg, and dipyridamole. CRx-102 was generally well tolerated with the most common adverse events in the CRx-102 treated group comparable in nature and frequency to those in the placebo group. The most common adverse event in the study reported as related to CRx-102 was headache, a known side effect of dipyridamole.

 “CRP is a well-accepted marker of systemic inflammation. Elevations in CRP are associated with disease severity in a number of immuno-inflammatory conditions including rheumatoid arthritis, hand osteoarthritis, inflammatory bowel disease and polymyalgia rheumatica,” said Dr. Jan Lessem, Chief Medical Officer of CombinatoRx. “We are very encouraged to see that CRx-102 decreased CRP in this chronic low-level model of human inflammation and are enthusiastic about the continued development of CRx-102.”

“CRx-102 is clearly active both immunologically as shown in this human inflammatory model and clinically as demonstrated by the previously announced positive Phase 2 data in patients with hand osteoarthritis,” commented Alexis Borisy, President and CEO of CombinatoRx. “We look forward to presenting additional Phase 2 data on CRx-102 during the year, first in hand osteoarthritis at the upcoming EULAR meeting in Amsterdam from June 21 to 24t followed by rheumatoid arthritis trial results in the second half of 2006.”

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About the Trial Design

This clinical trial was a blinded, placebo-controlled, randomized study of the effect of a 6-week treatment of CRx-102 compared to placebo in a 1:1 ratio. The primary endpoint was a reduction in CRP from baseline to day 42. Secondary endpoints of the study included reduction in periodontal pocket depth and ability to modulate a panel of inflammatory cytokines.

Patients were enrolled into the trial with chronic periodontitis, defined as a minimum of 10 pockets between the teeth and gum measuring greater than 5mm in depth with at least 4 pockets greater than 6mm. Ten percent of all the pockets must have been shown to bleed on probing. Baseline CRP levels upon enrollment had to be greater than 2.0mg/L. Overall median CRP levels at study baseline were 3.5 mg/L. CRx-102 was dosed in this trial using 3mg of prednisolone and two different doses of dipyridamole. Patients received the first ratio for the first 2 weeks of treatment and the second ratio for the following five weeks (including a day 49 follow-up visit). Scaling and root planing (SRP) of the subjects’ teeth was conducted on day 42. Inflammatory cytokine levels were measured throughout the study. Fifty-seven patients were enrolled in the trial at a single study center in Sweden.

About CRx-102

CRx-102 is a novel orally available syncretic drug candidate in Phase 2 clinical development for immuno-inflammatory diseases. A syncretic drug comprises two compounds that are designed to act synergistically through multiple pathways to provide a novel therapeutic effect which neither component alone can achieve. CRx-102 contains a low dose of the steroid prednisolone and dipyridamole. The target product profile for CRx-102 is to selectively amplify certain elements of prednisolone’s anti-inflammatory and immunomodulatory activities, without replicating steroid side effects. CRx-102 is a novel synergistic combination drug candidate discovered using the CombinatoRx combination High Throughput Screening (cHTS™) technology. We plan to develop CRx-102 in a unique formulation for the treatment of a broad range of immuno-inflammatory conditions.

To date, CRx-102 has been studied in two Phase 2 clinical trials, including osteoarthritis of the hand in which CRx-102 demonstrated a statistically significant effect in pain relief and in periodontitis. In addition, CRx-102 is currently being evaluated in a Phase 2 clinical trial in patients with rheumatoid arthritis. CRx-102 is one of a portfolio of six product candidates that CombinatoRx is currently testing in Phase 2 clinical trials.

About Periodontitis and CRP

Periodontitis is a bacterial disease of the gums with an inflammatory component that is associated with an increase in plasma CRP, an acute phase protein and marker of systemic inflammation. A relationship between inflammatory processes and elevation of CRP has been established in periodontitis and in other immuno-inflammatory diseases including rheumatoid arthritis, inflammatory bowel disease, hand osteoarthritis and polymyalgia rheumatica.

Periodontal disease and therapy represents a novel inflammatory human model to study inflammation and CombinatoRx has initiated a series of Phase 2 clinical trials with several immuno-modulating drug candidates, including CRx-102, CRx-119, CRx-150 and CRx-139 to determine their impact on various inflammatory markers in individuals with periodontitis. Preliminary CRx-119 data was released in April 2006 and preliminary CRx-150 data will be presented at the Gordon Research Conference for Periodontal Disease June 4-9 in Italy. CombinatoRx plans to present a comparative analysis of the panel of immuno-modulating cytokines from these periodontitis clinical trials later this year.

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. We are currently developing a portfolio of six product candidates targeting multiple diseases which were discovered by applying our proprietary screening technology. For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the clinical trial results for CRx-102,  its plans for further research and development of the Company’s CRx-102 product candidate, the predictive value of CRP and clinical trials in chronic adult periodontitis for other immuno-inflammatory diseases, its plans with respect to the research and development of the other product candidates in its portfolio, its timeframe for the announcement of results from clinical trials of its other product candidates and its drug discovery technology. These forward-looking statements about the future development of CRx-102 and future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties assumptions, including risks related to whether a clinical trial in chronic adult periodontitis or the measure of CRP is predictive of efficacy in other immuno-inflammatory diseases, the ability of CombinatoRx to design future clinical trials of CRx-102 in other immuno-inflammatory diseases based on data from a clinical trial from a different immuno-inflammatory disease, the ability of CombinatoRx to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the unproven nature of the Company’s drug discovery technology, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx projects.

In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

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